Exhibit 10.10

THE YEAR TWO THOUSAND AND ONE

On the fifteenth of November

Before me, Tom VERBIST, notary in Geel, with the contribution of notary Luc TALLOEN, notary in Leuven.

APPEARED:

[handwritten:] 647/76

1. The public limited company PHARMING, with registered office in 2440 Geel, Cipalstraat 8, registered in the trade register of Turnhout under number 80.379 and with the tax services under VAT number 458.398.640,

Incorporated in accordance with the deed passed by notary Jean-Philippe Lagae in Brussels on five July nineteen hundred and ninety six, announced in an excerpt from the Appendix to the Belgian Government Gazette of twenty four July under number 19960724-628,

Of which the articles of association was amended several times and the last time in accordance with the deed passed by notary Luc Moortgat in Geel on eighteen December two thousand, announced in the Appendix to the Belgian Government Gazette of ten January two thousand and one under number 20010110-497,

Duly represented here by:

1. Mr LENAERTS Luc, company auditor, with registered offices at 2460 Kasterlee, Tielen, Gierlebaan, 65, and

2. Mr Noël DEVOS, lawyer, with registered office at 2440 Geel, Diestseweg 155,

Trading in their capacity of commissioners concerning suspension and appointed in this function by the Chamber of Commerce in Turnhout in accordance with a ruling made on twenty two August two thousand and one, discussed in the prior explanation below.

Hereinafter referred to as “the transferee”.

[handwritten:] 728/173

2. The public limited company GENZYME FLANDERS NV/SA, with registered office at 2440 Geel, Cipalstraat, 8, incorporated according to the deed passed before the abovementioned notary Luc Talloen in Leuven on thirty October two thousand and one, of which a copy was filed with the Registrar of the Chamber of Commerce in Turnhout on seven November following,

Represented here by: Mr Erik Theophiel Frank Antoon TAMBUYZER, residing at Oud-Heverlee *Sint-Joris-Weert), Oude Nethensebaan 31/A, acting in his capacity as managing director in accordance with article twelve of the articles of association, and appointed in this position by the general meeting held immediately after said articles of incorporation and Board of Directors held on nine November two thousand and one, appointment filed at the registrar of the Chamber of Commerce in Turnhout on twelve November two thousand and one.

Hereinafter referred to as “acquirer”.

PRIOR EXPLANATION — STATEMENTS.

1. In accordance with the ruling of the Chamber of Commerce in Turnhout dated twenty two August two thousand and one, a preliminary suspension of payment was awarded to the public limited company PHARMING, abovementioned transferee, based on the Act of seventeen July nineteen hundred and ninety seven concerning the court composition. At the same ruling, the following persons were appointed as commissioners for this suspension: Mr Luc LENAERTS, and Mr Noël DEVOS, both mentioned above.

2. In accordance with the private agreement dated twenty eight September two thousand and one, the public limited company PHARMING, represented as said, based on article 41 of the Act of seventeen July nineteen hundred and ninety seven concerning the court composition, concluded the agreement below with GENZYME CORPORATION, company subject to the law of the Delaware state, with registered office at One Kendal Square, Cambridge, Massachusetts 02139 USA, trading in the name and for the account of the company GENZYME FLANDERS NV/SA, buyer in this case, as upon incorporation; and this subject to the cumulative suspensive conditions of:

•	The approval by the Chamber of Commerce in Turnhout in application of article 41 of the Act of seventeen July nineteen hundred and ninety seven,

•	The approval of the transfer of the ground lease by the Antwerp Province, in accordance with article 5 of the deed, passed before notary Moortgat in Geel on twenty five June nineteen hundred and ninety eight,

•	The approval by the Board of Directors of GENZYME CORPORATION, and

•	The acquisition of a favorable soil report for the grounds that form the subject of the agreement.

3. In accordance with the ruling of thirty October two thousand and one (role number B/0136), the Chamber of Commerce in Turnhout approved the transfer as described in said agreement dated twenty eight September two thousand and one, and the commissioners are authorized to perform all the activities necessary to execute this transfer. The preliminary execution was approved with this ruling.

4. In accordance with the deed passed by undersigned notary Luc TALLOEN in Leuven on thirty October two thousand and one, the public limited company GENZYME FLANDERS NV/SA, previously mentioned acquirer, incorporated and the commitments concluded for account of and in the name of the company in corporation since one September two thousand and one are specifically taken over.

With this, the company GENZYME FLANDERS NV/SA, represented as said by its managing director Mr Erik TAMBUYZER, once again specifically take over, in accordance with article 60 of the Company Code, all rights and obligations resulting from said agreement dated twenty eight September two thousand and one, concluded for its account and its name by GENZYME CORPORATION, so that this agreement is deemed having been concluded by it originally.

5. With this, the company GENZYME FLANDERS NV/SA, said acquirer, finally declare, without reservation, to accept said ruling of the Chamber of Commerce in Turnhout dated thirty October two thousand and one.

6. The other previously mentioned suspensive conditions were fulfilled as follows:

•	The approval of the transfer of the ground lease by the Antwerp Province, in accordance with article 5 of the deed passed by notary Moortgat in Geel on twenty five June nineteen hundred and ninety eight, was granted to the transferee in the documents dated seventeen October and fourteen November two thousand and one,

•	The approval of the Board of Directors of GENZYME CORPORATION was granted at its meeting held on four October two thousand and one, and communicated in the document dated eight October two thousand and one,

•	That the favorable soil report for the grounds, which form the subject of this agreement, was obtained on six November two thousand and one.

From this, all suspensive conditions were fulfilled on fourteen November two thousand and one.

6. The transferee and the acquirer both specifically declare that they fully want to explain said ruling dated thirty October last year and the company GENZYME FLANDERS NV/SA commits to provisionally enforce the ruling.

Both parties declare having been fully informed by their counsel and undersigned notaries about the consequences of any reform of said ruling.

Further, both parties asked undersigned notaries to conclude the agreement dated twenty eight September two thousand and one as included in said ruling and to declare it authentic.

Starting from this specific request, the undersigned notaries declared everything that follows authentic.

[circled:]

1.	TRANSFER OF COMMERCIAL ENTERPRISE

The company PHARMING, previously called the transferee, hereby transfer the commercial enterprise described below to the company GENZYME FLANDERS NV/SA, previously mentioned acquirer, who specifically accepts this, subject to the general and special terms and conditions mentioned below.

Description of the commercial enterprise

City Geel

A commercial enterprise, being an enterprise for research, development and marketing of genetically modified animals and products thereof, operated in Geel, Cipalstraat 3 and under number 80.379 and with the Tax department under VAT number 458.398.640.

Composition

Said commercial enterprise generally includes all physical and non-physical assets, including the full client-base, the commercial installation, the biological basic material, the trade name, the sign, the outstanding debtors; the material and the furniture, and goods in stock, with the exception of the goods specifically excluded below.

This commercial enterprise specifically includes the following:

•	The ingredients mentioned in an inventory included in the valuation report — nr. 1.200.3.278 Official Report of the NV Troostwijk, dated eleven July last year, which is added to this deed, and that will be registered with it;

•	The rent and lease agreement for the movable and immovable property, in so far as these can be transferred and when applicable, upon agreement of the lessor; here parties specifically agree that buyer will take all the necessary steps to take over the abovementioned rent and lease agreements; the transferee will provide the necessary cooperation in this, without any possible remedy of the acquirer against the transferee in case of refusal;

•	The transfer of the ground lease agreement, including the constructions described below, as set out below.

The following goods of the transferee are specifically excluded from this transfer:

•	The cash;

•	The investment- and call accounts at financial institutions;

•	All outstanding debtors, with the exception of any claims from authorities and government institutions due to subsidies;

•	Outstanding guarantees;

•	the refunds on finances, Value Added Tax and other organisms;

•	the outstanding debts, with the exception of debts concerning which is determined otherwise;

•	goods in leasing or with reservation of title or those belonging to third parties;

Mortgage situation of the trading concern

The transferor declares expressly that the aforementioned trading concern is free of any lien, mortgage inscription, transfer or annotation.

Special terms and conditions of transfer of the trading concern.

1. All the components of the trading concern will be sold in their present state without any guarantee concerning visible or invisible faults. The purchaser declares in this regard that it expressly waives any claim against vendor and its directors concerning Article 1643 of the Belgian Civil Code.

2. The transferor and the directors in respect of postponement/suspension may not be held liable for any current contracts there may be and do not give any guarantee concerning the maintenance or execution of such.

3. The transferee has acquired the ownership, the risk and the beneficial right of the trading concern, as of today.

4. The transferee bears and pays all taxes on the business operation and the costs of all utilities as of today.

5. The transferee is bound to take over all insurance contracts relating to the transferred assets as of today.

6. Registration of transfer of environmental permit. Pursuant to Article 42§ 2 of Vlarem I, the acquisition by transferee of all existing environmental permits is registered with:

•	to the municipality of Geel on the Thirteenth of November two thousand and One, according to a registration of the Thirteenth of November two thousand and One the municipality of Geel communicated that it has received a registration concerning the acquisition of the property by the transferee;

•	to the Province of Antwerp pursuant to a receipt dated the Fourteenth of November two thousand and One.

[handwritten:] 647/76                     [circled:] 2. LONG LEASE TRANSFER

A/TRANSFER OF RIGHT OF LONG LEASE

The transferor hereby declares expressly that it transfers to the transferee all the rights and duties ensuing from the deed passed before Notary Luc Moortgat of Geel, on the twenty-fifth of June, nineteen hundred and ninety-Eight concerning the vesting of the long lease for the benefit of the transferor by the Province of Antwerp on the real estate described below, subject to the particular and general terms and conditions cited below, which terms and conditions the transferee accepts.

Description of the real estate given in long lease.

Municipality of GEEL

A parcel of land located on Eyckvelden and Cipalstraat, listed in the land register according to District K numbers 46, 44/A, 44/B, 45/A, 47/B, 48G/part, 48/H/part and according to the recent land register extract District K numbers 46, 44/B, 45/A, 47/B, 48/M, 48/P and 44/E, with a total surface area according to the title and land register of two hectares, sixty-seven ares, ninety four centiares (2ha 67a 94ca).

Origin of ownership

The aforementioned land belongs to the Province of Antwerp as follows:

•	in part as a consequence of a purchase made by the Governor of the Province of Antwerp; Mr Richard Declerk, on the nineteenth of March nineteen Fifty seven, acquiring it from the then Commissie van Openbare Onderstand of Geel recorded in the then sole mortgage office of Turnhout, on the twentieth of March and then in Book 4301 number 50, and

•	in part as a consequence of the verdict of confiscation issued by the Justice of the Peace of the Canton of Mol, of the Eleventh of May nineteen hundred and Sixty seven, submitted to the authorized registration office on the following Twelfth of may, with the annotation not to register it but to list it 177-1/15-1967.

B/TRANSFER OF THE BUILDINGS CONSTRUCTED BY THE TRANSFEROR

The transferor hereby declares expressly that it transfers to the transferee all the buildings described below, insofar as these are its property, and that it has itself constructed or had constructed on the aforementioned land — which it owns in long lease as said above -, together with its right of long lease, according to the particular and general terms and conditions cited below.

[handwritten:] 647/76

Municipality of GEEL

Real estate complex with appurtenances, these being a factory under construction, temporary offices and infrastructure, without land, located on De Cipalstraat, 8, all of this registered in the land register according to the recent land register extract District K numbers 46 (field), 44/B (building land) , 45/A(building land), 47/B (building land), 48/M (road), 48/P (building land)and 44/E (industrial buildings), with a total surface area according to the title and land register of two hectares, sixty-seven ares, ninety four centiares (2ha 67a 94ca).

C/SPECIAL TERMS AND CONDITIONS TRANSFER RIGHT OF LONG LEASE AND BUILDINGS

1.	Agreement Province of Antwerp — grantor of long lease.

By virtue of documents of the Province of Antwerp in its capacity as granter of long lease on the seventeenth of October and fourteenth of November, two thousand and one, this authority communicated its consent with the transfer of the right of long lease and of the constructed buildings, in accordance with Articles 5 and 6 of the aforementioned deed of vesting of the long lease passed before Notary Luc Moortgat of Geel, on the twenty-fifth of June, nineteen hundred and ninety-eight.

2.	Transfer of the long lease.

The transferee has, as of today, fully assumed the place of the transferor concerning all rights and duties ensuing from the aforementioned deed of vesting long lease rights passed before Notary Luc Moortgat of Geel, on the twenty-fifth of June, nineteen hundred and ninety-eight, and such without any claim in this respect on the transferor.

The transferee hereby stated that it is fully aware of all the stipulations contained in this deed and has received a copy of it in advance.

Said long lease was signed for a term of fifty years to take effect on the twenty-fifth of June, nineteen hundred and ninety-eight and to terminate on the twenty-fifth of June, two thousand and forty-eight.

The transferor hereby states that the annual ground rent of eight hundred and three thousand and eight hundred and twenty Belgian Francs (BEF 803,320) is indexed, now amounting to eight hundred and fifty-four thousand and eighty three Belgian Francs (BEF 854,083) (EUR21,172.17).

3.	Transfer of buildings.

The aforementioned buildings, these being a factory under construction, temporary offices and infrastructure, were sold according to the waiving of any right and further according to the following terms and conditions:

1. Free of any encumbrances concerning expenses, debts, privileges, mortgage rights and impediments of any form;

2. In the state and the condition in which it found itself at the time when the aforementioned agreement became definite on the twenty-eighth of September two thousand and One, with all visible and invisible faults, without any guarantee concerning the state of the ground and the underground or the above indicated surface; any difference, even if it be one/twentieth or more, shall be to the benefit or detriment of the purchaser, without any claim against the vendor.

3. With all subjective and objective, visible and invisible, permanent and temporary rights, easements, with all communities, according to which they benefit or are disadvantaged.

The transferor, represented as said above, declares that it has not vested any easements to the benefit or detriment of the goods hereby sold and to have no knowledge of such easements with the exception of the easement included in the aforementioned deed of vesting of long lease right passed before Notary Luc Moortgat of Geel, on the twenty-fifth of June, nineteen hundred and ninety-Eight, and cited literally below:

“The granter of the long lease hereby declares that a deed of purchase passed before the Governor of the Province of Antwerp, Mr Richard Declerk, on the nineteenth of March nineteen Fifty seven, to have acquired this from the then Commissie van Openbare Onderstand, of Geel, recorded in the then sole mortgage office of Turnhout, on the Twentieth of March and then in Book 4301 number 50, contain the following provisos, copied literally below insofar as they are still in force:

In this context, it is expressly stipulated that the parcels sold have a right of way along the existing easement passage as on the aforementioned plan, marked in yellow”

The purchaser is subrogated in the rights and duties contained in the aforementioned provisos, insofar as these still apply and relate to the sold goods, without this clause being able to grant more rights to third parties than those result from the regular and non-extinct legal titles.

4. The purchaser shall be responsible as of today for payment of all taxes and duties that the sold goods are and shall be subject to, including road tax and other taxes due.

5. Transfer of ownership-risk-use. The purchaser obtains the ownership, as well as the risk of the sold goods, as of today. It also obtains the enjoyment and free use as of today.

6. Insurance.

Purchaser is obliged to take over all existing insurance policies concerning the sold goods as of today.

7. If the goods hereby sold should be subjected to expropriation, new layout, urbanization requirements or other government rulings and regulations, the purchaser must act in accordance with subject itself to all laws, existing and to be introduced, rulings and decrees of the competent authorities without being entitled to make any claim on the vendor or hold the vendor liable for loss of land.

8. The vendor declares that it is not aware that the goods in question, the subject of this sale, will be subjected or liable to protection measures, in accordance with the legislation concerning ancient buildings, urban or village view and landscapes.

9. The vendor has declared:

a) that the real estate transferred is not listed on an inventory concerning a levy on vacant property and neglect of buildings and dwellings;

b) that it has not been officially informed or warned by an administrative deed that the goods, will be placed on the inventory, except in the case of a founded dispute;

c) that the goods have not been declared unfit for habitation, nor that a conformity declaration has been refused;

d) the currently transferred real estate is not located in a special zone as declared by the Government of Flanders;

e) that there is no pre-emptive right existing by virtue of any law, decree or a convention.

10. Post-intervention file. In reply to the question posed by the notary who drew up the deed of whether a post-intervention file had been drawn up for the sold goods, the vendor replied in the negative. He confirmed that the building work was started before the First of May, two thousand so that the Royal Decree of the Twenty Fifth of January, two thousand and One concerning the placement temporary or mobile buildings was not yet in force. From this ensues that neither the composition of a post-intervention file nor the intervention of a safety coordinator is necessary. He, further, confirmed that the delivery of this building work had not yet taken place.

4.	Urban building.

The transferor declared that the real estate is not subject to the legislation concerning land consolidation of country estates. The transferor further declared that the goods were not subject, as far as he is aware, to any form of planned expropriation.

The transferor declared that no assurance can be given concerning the possibility to carry out work and/or actions on the goods in question concerning which the aforementioned Article 99 of the Flemish decree concerning the organization of spatial planning.

In a letter of the Eleventh of October Two thousand and One, concerning which the transferee acknowledges that it has received a copy, the Municipality of Geel has communicated, among other things, to the notary drawing up the deed that:

•	according to the zoning plan Herentals-Mol the goods are located in:

•	land register plots District K numbers 46 and 47/B, 48/P partly in areas for community facilities and public use and partly in a park area (behind),

•	land register parcels District K numbers 44/E, 44/B, 45/A and 48/M: in areas for community facilities and public use and partly in a park area,

•	No urban construction offences are known to have been committed in respect of the goods.

•	The goods have not been located in a special layout plan,

•	Environmental permits have been issued for the goods,

•	The goods are located within the borders of an archeological site,

•	The goods adjoin the “registered watercourse number 25 Laarloop” the management of which is currently in the hands of the Dienst Waterbeleid of the provincial government of Antwerp, Koningin Elisabethlei, 22, 2018 Antwerp. This watercourse falls within the category “old atlas”. The transferee hereby acknowledges that he has been handed by the notary recording the proceedings the memo compiled by the Provincial administration concerning “Verplichtingen en lasten die rusten op boordeigenaars of aangelanden ingevolge de reglementering op onbevaarbare niet geklasseerde waterlopen waarop het provinciaal reglement van 27 oktober 1955 van toepassing is (waterlopen oude atlas)” (obligations and duties of adjoining or abutting landowners concerning the regulations in respect of non classified watercourses subject to the provincial regulations of October 27, 1955 (watercourses old atlas))

From the oral information provided by the Institute of Archaeological Patrimony the Undersigned Notary was informed and requested to include the following text in this deed of sale and purchase: “In the case that the owner is planning to carry out any intervention in the soil of the plot, (even an activity such as deep ploughing), the plans must be submitted beforehand to the I.A.P. for advice and, if necessary, the work will be supervised by an archaeologist”.

On the request of the Notary drawing up the deed, the Municipality of Geel communicated by a letter dated the nineteenth of October two thousand and One that the following building permits had been issued for the transferred goods:

•	on the thirteenth of October nineteen hundred and ninety-seven for the construction of a pharmaceutical production unit (ref.12.551)

•	on the twelfth of July nineteen hundred and ninety-nine for the expansion of a building for the biopharmaceutical unit (ref.13.058) and on the same day for the erection of office containers (ref. 13.106);

•	on the thirteenth of June two thousand for the construction of office containers (ref. 13.647).

Purchaser declares that in the context of the due diligence procedure the required investigations and verifications were conducted concerning the buildings in accordance with the permits and construction.

The Notary drawing up the deed communicated that no works or activities as referred to in Article 99 of the Flemish Decree concerning the organization of Planning Organization, may be carried out on the goods that are referred to in this deed, as long as no planning permission has been received.

This Article 99 reads as follows:

Article 99 § 1. Without prior planning permission, it is not permitted to:

1. construct, place one or more permanent structures on the land, refurbish, rebuild or extend, with the exception of upkeep or maintenance work that does not relate to the stability;

2. deforest in the sense of the forest decree of June 13, 1990 of any surface covered with trees as referred to in Article 3 § 1 and § 2 of that decree;

3. fell tall trees, standing alone, in groups or in rows, insofar thy are not part of any surface covered with trees as referred to in Article 3 § 1 and § 2 of the forest decree of June 13,1990;

4. change radically the relief of the soil;

5. normally use, construct or lay out a ground for:

a) the storage of used or obsolete vehicles, of any materials, equipment or waste;

b) the parking of vehicles, trucks or trailers;

c) the placement of one or more temporary units that could be used as a dwelling such as caravans, campers, obsolete vehicles, tents;

d) the placement of one or more temporary units or rolling equipment that could be used mainly for advertising purposes;

6. the entire or partial modification of the main function of the real estate built on with a view to a new function, insofar as this function occurs on a list of function changes requiring permits compiled by the Flemish government;

7. change the number of dwelling units in a building that is designated for housing of a family or a single person, irrespective of whether it refers to a single family dwelling, an apartment building, flats, a studio or a furnished or unfurnished room.

8. place or change publicity boards or sign boards.

9. construct or change recreational sites, including a golf course, a football field, a tennis court, a swimming pool.

The construction and placement of permanent structures, as referred to in Clause 1, 1, is to be understood the construction of a building or the construction and placement of a structure, even if made of non durable materials, inserted in the ground, fixed on the ground or supported on the ground for the purpose of stability, and intended to remain standing at that location, even if it can be dismantled, removed or if it is fully underground. This includes also the assembly of materials resulting in a fixed structure or construction, and the placement of surfaces.

Under upkeep and maintenance work that does not concern the stability is to be understood the safeguarding of the unaltered use of the building in future by means of modernization, repair work or replacement of eroded or worn materials or parts. Under this, works are not included that relate to the structural elements of the building, such as:

1. the replacement of trusses or bearing beams of the roof, with the exception of local repairs;

2. The entire or partial rebuilding or replacement of outside walls, even with the recovery of the existing stones.

With tall trees as referred to in the first clause, 3, is intended any tree that at the height of 1 meter above the surface has a tree trunk circumference of 1 meter.

With considerable change in the relief as referred to in the first clause 4, is intended, among other things, any supplementation, raising, digging out or deepening that alters the nature and the function of the terrain.

Without prejudice to the first clause, 5, c, no urban planning permit is required for camping with a mobile structure on a camping site in the sense of the decree of March 3, 1993 about the stature of the terrains for open air recreational lodging.

§ 2. The Flemish government can determine the list of the works, activities and changes for which, due to the nature and/or scope, in deviation of § 1, no urban planning permit is required.

§ 3. A provincial and a municipal urban planning regulation can supplement the work, activities and modifications requiring a permit, as cited in § 1. They can also introduce urban planning permits for the activities exempted with the application of § 2.

Finally, the seller declares that the bush decree is not applicable to the goods that form the subject of this deed.

5.	Soil cleaning decree

1. The transferee declares that:

•	an establishment has been incorporated on the part of the grounds that form the subject of this deed, namely the premises cadastred as region K numbers 46, 47/B and 48/P and 44/E, and/or an activity that was performed that is included in the list of establishments and activities that could lead to soil pollution, as meant in article 3 § 1 of the Soil cleaning decree and

•	that on other premises, namely the premises cadastred in region K number 44/B, 45/A and 48/M, there was no establishment and/or activity was/were included in the list of establishes and activities that could lead to soil pollution, as meant in article 3 § 1 of the Soil cleaning decree.

2. The seller declares that he has complied with the obligations imposed by articles 37 and so forth of said Soil cleaning decree. This means that for the premises cadastred as Region K numbers 46, 47/B, 48/P and 44/E:

•	An orientated soil study will be performed under supervision of the non-profit association LISEC on twenty five October two thousand and one,

•	It is the Seller’s intention to transfer it to OVAM as per the document dated twenty six October two thousand and one,

•	A report of the orientated soil study will be added to this document,

•	From the soil reports below, it seems that no describing soil study will need to be performed, and that the transfer may continue.

3. The seller declares that the buyer was informed about the content of the soil report issued by the OVAM on six November two thousand and one before the signing of this document, in accordance with article 36 § 1 of said Decree.

The soil reports for the premises situated in region K number 44/B, 45/A and 48/M (references R-562871/2, 3 and 5) each states:

“There is no data available about these premises in the register of polluted grounds. Comment:

The grounds where the establishment is situated or where an activity is performed as included in the list meant in article 3 § 1 of the soil cleaning decree can, from one October nineteen hundred and ninety six, may only be transferred if an orientated study was presented to the OVAM, stating the transfer.

This report replaces all previous reports.”

The soil reports for the premises situated in region K number 46, 47/B and 48/P (references R-562871/1.4, and 6) each states:

“There are no data available about these premises in the register of polluted grounds.

With the orientation soil study of the Business premises of “Pharming NV, Cipalstraat, 8, 2440 Geel”, performed by Lisec vzw on 10/25/2001, where this cadastral premises is situated, there was increased concentrations in relation to the background value without a level being exceeded with this that could have serious consequences for humans or the environment.

In accordance with the soil cleaning decree, it is not necessary to proceed with the soil cleaning.

Comment:

The grounds where the establishment is situated or where an activity is performed as included in the list meant in article 3 § 1 of the soil cleaning decree can, from one October nineteen hundred and ninety six, may only be transferred if an orientated study was presented to the OVAM, stating the transfer.

This report replaces all previous reports.”

The soil report for the premises cadastrally known as region K number 44/E (reference R-562871/7) states:

“This cadastral premises is included in the register of polluted grounds.

The evaluation of the severity is based on the orientated soil study “Orientated soil study Business premises Pharming NV, Cipalstraat, 8, 2440 Geel”, performed by Lisec vzw o 10/25/2001, where the cadastral premises was included.

From this it seems that concentrations were found where the quality of the soil is directly or indirectly negatively influenced or could be negatively influenced.

In the view of the characteristics of the soil and the functions that it serves as indicated in said report, there are no signs of serious indications that forms historical soil pollution.

Based on this, it is not necessary to proceed to soil cleaning, in accordance with the soil cleaning decree.

Comment:

1. The grounds where the establishment is situated or where an activity is performed as included in the list meant in article 3 § 1 of the soil cleaning decree can, from one October nineteen hundred and ninety six, may only be transferred if an orientated study was presented to the OVAM, stating the transfer.

2. If the identity of the owner and/or user was changed in the meanwhile, this must be communicated immediately to OVAM, always while stating our reference.

This report replaces all previous reports.”

4. The buyer declares that the agrees to the abovementioned statements and to accept the sold goods in their current condition.

The seller declares, concerning the sold goods, that he is not aware of any soil pollution in accordance with the abovementioned report — that could lead to losses for the buyer or any third party, or that could lead to a cleaning obligation, to limited use or to other measures that could be imposed by the government in this regard.

The buyer declares that he indemnifies the seller from any obligation for indemnification resulting from any soil pollution that could lead to a cleaning obligation or other measures that may be imposed by the authorities, and that the seller should have been aware of.

5. The buyer declares that he is aware of the fact that he could order the nullification of a transfer that took place without all the stipulations from article 36 having been complied with. He declares that, when necessary, to confirm the previously concluded agreement and to surrender any claim for nullification that he could possibly institute based on article 36 § 4 of said Decree concerning this sale.

3. GENERAL TERMS AND CONDITIONS OF TRANSFER

1. The acquirer declares being fully informed about every related or not related to the sale. The transferee declares that a “due diligence” was performed.

The acquirer confirms that he is informed about all property restrictions and rights of third parties. The seller and his commissioners cannot be held liable for the absence of certain goods that should be present in accordance with the bookkeeping or the inventory.

2. All documents, plans and computer programs, which either belongs to the commercial fund or concerns the building if the immovable property and that are in the possession of the transferee must be handed to the acquirer.

3. The acquirer will provide a room with all secretarial functions to the commissioners concerning the suspension and promises the cooperation of his employees, until the end of their assignment.

4.	PRICE

After the reading and listening to article 203 of the Registration fees Act, parties declare that this transfer is allowable and approved, providing that the price stated hereinafter, being the commitment of the acquirer:

A/ The acquirer takes all outstanding debt over and commit to pay these within ninety days after being authorized to do so by the Chamber of Commerce (dated thirty October two thousand and one), with the exception of any intercompany-claims, being any debt to the public limited company PHARMING GROUP, the private limited company (governed by Dutch law) PHARMING TECHNOLOGIES, the private limited company (governed by Dutch law) PHARMING INTELLECTUAL PROPERTIES in a state of bankruptcy, the private limited company (governed by Dutch law) BROEKMAN INSTITUUT, the company governed by the law of the United States PHARMING HEALTHCARE Inc. And the private limited company (governed by Dutch law) PHARMING.

B/ The acquirer takes over all commitments toward the public limited liability company ARTEC, with registered offices in 2018 Antwerp, Van Peltstraat, 21, resulting from an applicable judicial ruling, in accordance with a procedure instituted by the summons of twenty eight June two thousand before the Chamber of Commerce in Turnhout for the hearing of twelve July two thousand and one.

Further, the acquirer takes over all the commitments towards Mr D’AGNOLO Claudio, residing at 2920 Kalmthout, Vredelaan, 17, resulting from the summons of the transferee dated twenty eight May two thousand and one to appear before the Chamber of Commerce in Turnhout at the meeting of eleven June two thousand and one.

The acquirer will, at its own expense and risk, continues with both procedures in the name of the transferee, or make an arrangement with the claimant and indemnify the transferee from all principal claims, costs and interests resulting from these procedures.

C/ The acquirer had not recruited of the Pharming group and will not appoint any personnel of the Pharming group or conclude an employment contract with them. The commits to take all employment contracts of the transferee, as determined in the C.A.O. 32bis.

In addition to this, the acquirer commits keep all the employees currently employed by the transferee in accordance with an indefinite employment contract, who are employed in Geel, until at least thirty October two thousand and two, unless in case of dismissal due to compelling reasons.

D/ The acquirer will take over all commitments concerning the subsidies, granted by the “Institution for the Promotion of Innovation through Science and Technology in Flanders”, abbreviated “I.W.T.”, with its registered offices in Brussels Bisschoffsheimlaan and for the capital contributions of the Flemish Region.

5.	Obligation transferee concerning the transgene rabbits.

Concerning these rabbits, the acquirer receives all the rights and obligations of the transferee, without having any claim against the latter for this.

[handwritten:] OFF

OFFICIAL REGISTRATION

In order to guarantee to payment of the abovementioned price and with the exclusion of any other monetary obligation that must still be performed, the mortgage registrar, who is requested to do this, will do an official registrations with the transfer of this deed for a total amount of eight million Euro (8,000,000 EUR) (322,719.200 BEF). For this balance, the seller retains the right to a conventional registrations.

The undersigned notaries confirm that, in accordance with this decree the registration must be limited to eight million Euro (8,000,000 EUR) and that for the remaining obligations mentioned in this deed, the mortgage registrar is discharged from all official registrations.

EXPENSES-LIABILITIES

All expenses and liabilities of this decree are the responsibility of the acquirer.

If VAT was due on this, for any reason whatsoever, this must be paid by the acquirer, as well as all other taxes and levies that could be levied on the transfer.

SPECIAL STIPULATION

Only the Belgian law is applicable; only the Chamber of Commerce in Turnhout has jurisdiction.

DECLARATION PRO FISCO

1. Transfer of constructions. In application of article 159/8o of the Registration fee Act, the parties declare that parties allowed this sale in the scope of the VAT Act concerning the constructions.

In this regard, the seller declared:

1o That is he as VAT-payer is not registered as a professional seller, or that he, in the view of this sale for the VAT capacity opted as can be seen from the declaration in accordance with article one, paragraph one of the Royal Decree number fourteen of three June nineteen hundred and seventy, submitted on twenty four October two thousand and one at the regional office of the VAT in Geel, which declaration was registered under the file number 12/2001;

2o that the first collection for the immovable level of the constructions related to this sale, which took place on twenty one September two thousand and one (as can be seen from the document addressed to the instrumental notary by the Flanders Tax department, Property tax, in the document of twelve October two thousand and one, of which the acquirer declares having received a copy before this date).

3o that the ground, where these summarized constructions were erected, is not also transferred, since the transferee only has a ground lease, as explained above, so that there are no outstanding registration fees and as such the ground value will not be estimated.

Both parties declare that the constructions, in so far as this is necessary, pro fisco estimated at ten million five hundred and fifty thousand Euro (10,550,000 EUR) (425,585,950 BEF).

2.	Transfer of everything.

This transfer takes place in accordance with article 11 of the VAT Act on the sale of the fixed property and investments.

3.	Transfer of the ground lease

The liabilities pro fisco of the transfer of the ground lease are estimated on five percent (5%).

DECLARATION CONCERNING VAT

The executing notary confirms that he read articles 62 § 2 and 73 § 1 of the VAT Act to the parties.

When asked about his capacity as tax payer registered for VAT, the seller declared that he was subject to payment of VAT under number 458.398.640.

FINAL STIPULATIONS

1. The parties confirm that the undersigned notary also duly informed them about the rights, obligations and liabilities resulting from this deed and that he provided impartial advice to them. They declare that they will maintain and expressly approve all rights and obligations related to it.

2. The executing notary confirms that the parties’ identities have been verified by him according to the documents required by the law and presented to the parties.

OF WHICH DEED, passed in Geel, at the office, on the abovementioned dated, and after integral reading and explanation, acknowledged by all parties, and signed by the parties and us, Notaries.

(Signatures follow)

Registered in Geel, on November 22, 2001.  Seven pages, nine copies. Reg.5 part 559 folio 16 block 2. Received: eighty three thousand seven hundred and one franc (=83,701 BEF). For the first present inspector, the first present verifier, (witness), I Gilis.

(Appendices follow)